Exhibit 11

Horace Mann Educators Corporation

Computation of Net Income per Share (Unaudited)

For the Three and Six Months Ended June 30, 2013 and 2012

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Basic – assumes no dilution:

Net income	$25,995	$13,103	$53,007	$39,774
Weighted average number of common
shares outstanding during the period	39,768	39,544	39,648	39,669

Net income per share – basic	$0.65	$0.33	$1.34	$1.00

Diluted – assumes full dilution:

Net income	$25,995	$13,103	$53,007	$39,774
Weighted average number of common
shares outstanding during the period	39,768	39,544	39,648	39,669
Weighted average number of common
equivalent shares to reflect the dilutive
effect of common stock
equivalent securities:
Stock options	420	229	378	214
Common stock units related to deferred
compensation for Directors	117	115	117	115
Common stock units related to deferred
compensation for Employees	112	117	112	117
Restricted common stock units related
to incentive compensation	978	1,299	964	1,299
Total common and common
equivalent shares adjusted to
calculate diluted earnings per share	41,395	41,304	41,219	41,414

Net income per share – diluted	$0.63	$0.32	$1.29	$0.96